Exhibit n.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Solar Senior Capital Ltd.:

We consent to the use of our report, dated February 1, 2011, included herein and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the prospectus.

New York, New York

February 1, 2011